Exhibit 99.1

Bruker AXS Announces Agreement to Acquire X-Ray Microanalysis Company Roentec AG

BERLIN, Germany - October 14, 2005 - Bruker AXS Inc. today announced an agreement to acquire Roentec AG, an X-ray microanalysis instrumentation company with annual revenues of $6-7 million, based in Berlin, Germany. Terms of the transaction were not disclosed, but the acquisition is expected to close in the fourth quarter of 2005.

The worldwide X-ray microanalysis market is estimated to be greater than $150 million per year, and Bruker AXS so far has not participated in this market segment. Typical applications of X-ray microanalysis include nanotechnology and advanced materials research with customers in industry, academia and government research facilities.

Roentec has developed a technically leading X-ray microanalysis product line with outstanding detector technology, fast acquisition electronics and a comprehensive, user-friendly analysis and quantification software suite.  Roentec also has developed unique mobile systems for the X-ray elemental microanalysis of works of art, as well as transportable Total X-ray Reflection (TXRF) systems for elemental trace analysis in liquids, e.g. for environmental or beverage analysis applications.  Roentec has established good distribution and service capabilities in certain countries, primarily in Europe.

Thomas Schuelein, CEO of Roentec AG, stated: “We are excited about this acquisition because we see strong technological and distribution synergies between Roentec and Bruker AXS in the microanalysis market.  Moreover, we believe that Bruker AXS’ global distribution capabilities can also enhance the revenue growth for the novel mobile microXRF and TXRF systems that we have pioneered in recent years. Being part of the international Bruker AXS organization will enable us to offer our customers around the globe enhanced support and service for our innovative, high quality products.”

Dr. Frank Burgaezy, Executive Vice President at Bruker AXS, commented: “Roentec has pioneered advanced detector technologies and novel methods for microanalysis, and has a strong customer base in certain geographical markets. However, Roentec has been distribution-limited and at a size disadvantage relative to its larger competitors. We believe that the innovative Roentec technologies and product lines, further enhanced by our technological capabilities, can offer leading performance and comprehensive software capabilities to X-ray microanalysis customers in materials research worldwide.”

Background on X-Ray Microanalysis Market

The X-ray microanalysis market consists of X-ray accessories for scanning and transmission electron microscopes, as well as of stand-alone micro X-ray fluorescence (XRF) spectrometers.  X-ray microanalysis is considered to be one of the faster growing segments of the overall X-ray analysis market. Bruker AXS, a technology and market leader in X-ray diffraction (XRD) systems for advanced materials and nanotechnology research, in X-ray single crystal diffraction (SCD crystallography) systems for small molecule and protein 3D structural analysis, and in X-ray fluorescence (XRF) elemental analysis for a variety of materials analysis and quality control applications, so far has not participated in X-ray microanalysis, which is a fourth important X-ray analysis market segment. For further information, please visit www.bruker-axs.com

ABOUT BRUKER BIOSCIENCES (NASDAQ: BRKR)

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker AXS Inc. and Bruker Daltonics Inc.  Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT OF BRUKER BIOSCIENCES

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2004, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

For Further Information:	Michael Willett
Public Relations & Investor Relations Officer
Tel. (978) 663-3660 ext. 1411
Michael.Willett@bruker-biosciences.com